Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATIONS

OF

6.75% SERIES A CONVERTIBLE PREFERRED STOCK

OF

ALBERTSONS COMPANIES, INC.

Albertsons Companies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Delaware, pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY

FIRST: The Board of Directors of the Corporation, by unanimous written consent, duly adopted resolutions setting forth a proposed amendment (the “Amendment”) to the Certificate of Designations of 6.75% Series A Convertible Preferred Stock of the Corporation, filed with the Secretary of State of Delaware on June 8, 2020, declaring said amendment to be advisable and directing the same to be submitted to the holders of the 6.75% Series A Convertible Preferred Stock of the Corporation and the 6.75% Series A-1 Convertible Preferred Stock of the Corporation (together, the “Preferred Stock”) for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Board of Directors declares that it is advisable to amend the definition of “Qualified IPO” in the Certificate of Designations of the 6.75% Series A Convertible Preferred Stock of the Corporation, upon approval by the requisite vote of the holders of the 6.75% Series A Convertible Preferred Stock of the Corporation and the 6.75% Series A-1 Convertible Preferred Stock of the Corporation, voting together as a single class, by replacing “$1,000,000,000” with “$800,000,000.”

SECOND: That the Amendment was submitted for approval by the holders of the Preferred Stock and that on June 25, 2020, a majority of the outstanding Preferred Stock of the Corporation, voting together as a single class, voted to approve the foregoing Amendment in accordance with the provisions of the Certificate of Designations of 6.75% Series A Convertible Preferred Stock and pursuant to Section 228(a) of the DGCL and written notice of the foregoing stockholder consent was provided to all of the holders of Preferred Stock of the Corporation in accordance with Section 228(e) of the DGCL.

THIRD: That the Amendment was duly approved and adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FOURTH: That the Amendment shall be effective immediately upon the filing of this Certificate of Amendment to the Certificate of Designations of 6.75% Series A Convertible Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly signed by Robert B. Dimond, its Executive Vice President and Chief Financial Officer, this 25th day of June, 2020.

ALBERTSONS COMPANIES, INC.

By:	/s/ Robert B. Dimond
Name:	Robert B. Dimond
Title:	Executive Vice President and Chief
Financial Officer